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                                                                    EXHIBIT 10.3
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                    U.S. RESTAURANT PROPERTIES OPERATING L.P.


                                       and



                            USRP FUNDING 2001-A, L.P.

                          ----------------------------

                             CONTRIBUTION AGREEMENT
                           Dated as of January 9, 2001

                          ----------------------------


                                  $175,000,000
                            USRP Funding 2001-A, L.P.
                         Triple Net Lease Mortgage Notes



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                             CONTRIBUTION AGREEMENT

                  This CONTRIBUTION AGREEMENT, dated as of January 9, 2001 (this "Agreement"), is made between U.S. Restaurant Properties Operating L.P. ("USRP"), a Delaware limited partnership, and USRP Funding 2001-A, L.P. (the "Issuer"), a Delaware limited partnership.

                              PRELIMINARY STATEMENT

                  Reference is made to an Indenture, dated as of January 9, 2001 (the "Indenture"), among the Issuer and Wells Fargo Bank Minnesota, N.A., as indenture trustee (the "Indenture Trustee"), related to the issuance by the Issuer of its $175,000,000 Triple Net Lease Mortgage Notes (the "Notes"). Terms used without definition herein shall have the respective meanings assigned to them in the Indenture, and to the extent not defined therein, such terms shall have the respective meanings assigned to them in the Property Management Agreement, dated as of January 9, 2000 (the Property Management Agreement"), among the Issuer, the Indenture Trustee and USRP, as property manager (the "Property Manager").

                  USRP is the sole limited partner of, and owns 99.99% of the beneficial interest in, the Issuer.

                  USRP and affiliates of USRP described in Schedule 1 (the "Record Owners") are the record owners of the fee title to, or ground leasehold (or ground subleasehold) interests in, the commercial real properties described on Schedule 1 (the "Franchise Units"). On or before the date hereof, (i) such Record Owners will transfer all of their right, title and interest in and to the Franchise Units to USRP (which transfer will not be required to be reflected in the public records of the applicable jurisdictions), and USRP will make a contribution to the capital of the Issuer, by transferring all of its right, title and interest in and to the Franchise Units to the Issuer effective as of the date hereof, together with all of its right, title and interest in and to the Leases with respect to the Franchise Units, including, without limitation, all Rents and other amounts due under such Leases on or after the date hereof and all rights under the Leases against the Tenants with respect to the Franchise Units, including, without limitation, rights to Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds arising on or after the date hereof, and all Tenant security deposits (whether in the form of cash or other security) and escrow funds related to the Leases with respect to the Franchise Units.

                  The Issuer will grant a security interest in each of the Franchise Units to the Indenture Trustee pursuant to the Security Instruments to secure repayment of the Notes. The Issuer intends to sell the Notes to Banc of America Mortgage Capital Corporation ("Banc of America") pursuant to a Purchase Agreement, dated as of January 9, 2001 (the "Purchase Agreement"), among the Issuer and Banc of America.

                  1. CAPITAL CONTRIBUTION. USRP hereby agrees to transfer, assign, set over and otherwise convey all of its right, title and interest in and to the Franchise Units and the Leases with respect to the Franchise Units to the Issuer on the Effective Date (as defined in Section 4 below), including, without limitation, all Rents and other amounts due under such Leases with respect


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to the Franchise Units on or after the date hereof, and all rights under the
Leases with respect to the Franchise Units against the Tenants, including, without limitation, rights to Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds arising on or after the date hereof and all Tenant security deposits (whether in the form of cash or other security) and escrow funds related to the Leases, pursuant to a General Warranty Deed and Assignment of Leases and Rents for each Franchise Unit and Lease. Each such General Warranty Deed and Assignment of Leases and Rents may be made directly by the applicable Record Owner to the Issuer on behalf of USRP. The parties agree that such transfer shall be treated as a contribution to the capital of the Issuer by USRP.

                 (b) USRP hereby agrees to deliver to and deposit with the Indenture Trustee, or cause to be so delivered and deposited, the Lease File for each of the Leases within the time periods and in accordance with the Indenture.

                 (c) The Issuer shall own and be entitled to receive with respect to each Franchise Unit (i) all Rent due under each such Lease on or after the Closing Date, (ii) all other payments on such Franchise Unit or Lease attributable to the Franchise Unit, other than the portion of any such payment allocable to a period prior to the Closing Date (which has been retained by USRP hereunder) and all rights under the Leases against the Tenants or otherwise with respect to the Franchise Units, including, without limitation, rights to Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds arising on or after the Closing Date and (iii) all Tenant security deposits (whether in the form of cash or other security) and escrow funds related to the Leases with respect to the Franchise Units.

                  2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  2.1 USRP hereby represents and warrants to the Issuer and the Indenture Trustee, as third party beneficiary hereunder, with respect to itself and the Record Owners, as of the date hereof, as of the Closing Date and as of the date of any substitution, exchange or other transfer of a Franchise Unit to the Issuer hereunder, that:

                  (i) Each of USRP and each Record Owner is duly organized, validly existing and in good standing under the laws of the state of its organization;

                  (ii) The execution, delivery and performance of this Agreement by USRP and the General Warranty Deeds and Assignments of Leases and Rents by the Record Owners (i) are within the power and authority of USRP and the Record Owners; (ii) have been authorized by all requisite organizational action; (iii) have received all necessary approvals and consents, organizational, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or governmental authority, any of the organizational documents of USRP or the Record Owners, or any indenture, agreement or other instrument to which USRP or any of the Record Owners are a party or by which USRP or any of the Record Owners or any of their assets or the Properties are or may be bound or affected; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of their assets or the Properties; and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of the General Warranty Deeds);

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                  (iii) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of USRP, enforceable against USRP in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law; and

                  (iv) No litigation is pending or, to USRP's knowledge, threatened against USRP or any of the Record Owners that, if determined adversely to USRP or any of the Record Owners, would prohibit USRP from entering into and performing its obligations under this Agreement or such Record Owners making the transfers contemplated by this Agreement, or that may adversely affect the ability of USRP to perform its obligations under this Agreement or the Record Owners from making the transfers contemplated by this Agreement.

                  2.2 USRP hereby represents and warrants to the Issuer and the Indenture Trustee, as third party beneficiary hereunder, as to each Lease and Franchise Unit and the Tenant thereunder, as of the time immediately prior to each transfer of such Franchise Unit and Lease to the Issuer, unless otherwise specified below, that:

                  (a) Except with respect to the Leases described on Schedule 2.2(a) (the "Master Leases"), USRP owns such Lease free and clear of any and all liens and other encumbrances and, with respect to each Master Lease, USRP owns such Master Lease as it relates to any of the Franchise Units free and clear of any and all liens and other encumbrances.

                  (b) Each of the applicable Record Owner and USRP has full right, power and authority to sell, assign and transfer such Lease.

                  (c) The information set forth in Schedule 1 was true and correct in all material respects as of the Closing Date.

                  (d) Except as set forth on Schedule 2.2(d), such Lease was not delinquent (giving effect to any applicable grace period) in the payment of Rent as of the Closing Date, and has not been during the twelve-month period prior thereto, 30 days or more delinquent in the payment of Rent required thereunder without giving effect to any applicable grace period.

                  (e) Immediately prior to the transfer of such Franchise Unit to USRP, the related Record Owner has, and immediately prior to the transfer of such Franchise Unit to the Issuer, USRP has fee simple title to, or a ground leasehold or ground subleasehold interest in, the Franchise Units, free and clear of all encumbrances and liens except for the following ("Permitted Exceptions"): (i) liens for real estate taxes and special assessments not yet due and payable or due but not yet delinquent, (ii) covenants, conditions and restrictions, rights-of-way, easements and other matters of public record, such exceptions being of a type or nature which are acceptable to mortgage lending institutions generally, (iii) liens encumbering the fee owner's interest with respect to ground lease transactions, (iv) tenant

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         purchase options described on Schedule 2.2(e) ("Tenant Purchase
         Options") and (v) other matters to which like properties are commonly subject, which matters referred to in clauses (ii), (iii), (iv) and (v) do not, individually or in the aggregate, materially interfere with the value of the Franchise Unit, or materially interfere or restrict the current use or operation of the Franchise Unit as a restaurant or convenience store, as applicable.

                  (f) Lessor estoppels containing customary protection provisions have been obtained from the owner of the fee simple interest in each Franchise Unit in which the Issuer has only a ground leasehold interest and from the owner of the fee simple interest and the owner of the ground lessee's interest in each Franchise Unit in which the Issuer has only a ground subleasehold interest.

                  (g) Except as set forth on Schedule 2.2(g), there is no default, breach, violation or event of acceleration existing under such Lease or other agreement, document or instrument executed in connection with such Lease and there is no existing event which, with the passage of time or with notice and the expiration of any grace period, would constitute a default, breach, violation or event of acceleration under such Lease or other agreement, document or instrument executed in connection with such Lease, and neither the Record Owner nor USRP has, within the 180 day period immediately preceding the Closing Date, waived any default, breach, violation or event of acceleration existing under such Lease or other agreement, document or instrument executed in connection with such Lease.

                  (h) Neither such Lease nor any other agreement, document or instrument executed in connection with such Lease has been waived, modified, altered, satisfied, canceled or subordinated in any material respect, and such Lease has not been terminated or canceled, nor has any instrument been executed that would effect any such waiver, modification, alteration, satisfaction, termination, cancellation, subordination or release, except in each case by a written instrument which is part of the related Lease File.

                  (i) Such Franchise Unit is covered by an American Land Title Association (or an equivalent form thereof as adopted in the applicable jurisdiction) mortgagee's title insurance policy (the "Title Policy") in an amount at least equal to the Allocated Loan Amount with respect to such Franchise Unit. The Title Policy insures, as of the date of such policy (or any date-down endorsement to such policy), that the Indenture Trustee has a valid security interest in such Franchise Unit prior to any other security interest subject only to the Permitted Exceptions (to the extent stated therein); such title insurance policy is in full force and effect and inures to the benefit of the Indenture Trustee as a mortgagee of record; all premiums thereon have been paid; and no material claims have been made thereunder.

                  (j) The Tenant is in possession and paying Rent pursuant to such Lease; the Lease is not a Defaulted Lease or a Delinquent Lease.

                  (k) To the best of USRP's knowledge, the Tenant has all material licenses, permits, material agreements, including without limitation franchise agreements, necessary for the operation and continuance of the Tenant's business on the Franchise Unit; and, to the

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         best of USRP's knowledge, the Tenant is not in default of its obligations under any such applicable license, permit or agreement.

                  (l) The Tenant is not the subject of any bankruptcy or insolvency proceeding.

                  (m) There are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting, such Lease, such Franchise Unit or, to USRP's knowledge, the Tenant, that if determined would materially and adversely affect the value of the Lease or Franchise Unit, or the ability of the Tenant to pay Rent or any other amounts due under the Lease.

                  (n) Except as set forth on Schedule 2.2(n), as of the Closing Date, all of the material improvements built or to be built on the Franchise Unit lay within the boundaries and building restriction lines of such property (unless affirmatively covered in the Title Policy); the improvements located on or forming part of the Franchise Unit comply in all material respects with applicable zoning laws and ordinances, except for legal nonconforming uses; the applicable zoning laws and ordinances permit the use of the Franchise Unit as a restaurant or convenience store, as applicable.

                  (o) There are no delinquent or unpaid taxes or assessments, or other outstanding charges affecting any Franchise Unit which are or may become a lien of priority equal to or higher than the lien of the Mortgages in favor of the Indenture Trustee, other than such amounts which do not materially and adversely affect the value of the Lease or Franchise Unit. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

                  (p) The assignment of Rents contained in the related Assignment of Leases and Rents constitutes the legal, valid, binding and enforceable assignment of the related Record Owner's and USRP's rights in the Lease to the Issuer.

                  (q) As of the Closing Date, the assignment of Rents contained in the related Mortgage constitutes the legal, valid, binding and enforceable assignment of the Issuer's rights in the Lease to the Indenture Trustee.

                  (r) There is no valid dispute, claim, offset, defense or counterclaim to the related Record Owner's or USRP's rights in the Lease.

                  (s) There is no proceeding pending or threatened for the total or, except as set forth on Schedule 2.2(s), partial condemnation of the Franchise Unit, and the Franchise Unit is free and clear of any damage that would materially and adversely affect the value of such Franchise Unit as security for the related Lease.

                  (t) The Lease or other agreement, document or instrument executed in connection with such Lease or securing such Lease is the legal, valid and binding obligation of the

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         Tenant (subject to certain creditors' rights exceptions and other exceptions of general application).

                  (u) Except as set forth on Schedule 2.2(u) with respect to Leases whose Tenants are permitted to self-insure (that is, to maintain no insurance) for casualty losses, such Lease requires the Tenant to maintain in respect of the Franchise Unit insurance against loss by hazards and comprehensive general liability insurance in amounts generally required by USRP and its Affiliates, all of such insurance required under the Lease for such Franchise Unit is in full force and effect and names the Record Owner and its respective successors or assigns as an additional insured; all premiums on any insurance policies required to be paid as of the date hereof have been paid; all insurance policies require prior notice to the lessor under the Lease of termination or cancellation, and as of the date hereof, no such notices have been received; in the event that the Tenant fails to maintain the insurance required thereunder, the Lease (or other applicable document) authorizes the lessor under the Lease to maintain such insurance at the Tenant's cost and expense and to seek reimbursement therefor from such Tenant.

                  (v) Such Franchise Unit either (i) is insured under the Environmental Policy or (ii) was subject to a Phase I environmental site assessment (each, a "Phase I Assessment") or a Phase II environmental site assessment (each, a "Phase II Assessment") performed by a reputable environmental consultant no earlier than one year prior to the Closing Date with respect to each Franchise Unit operated as a convenience and gasoline store or two years and six months prior to the Closing Date with respect to each Franchise Unit operated as a restaurant (or if such Phase I Assessment or Phase II Assessment was performed in excess of such time period, a "Vista" database search was performed within such time period) and (A) any such Phase I Assessment concluded that no further investigation was necessary or (B) if any such Phase I Assessment recommended further investigation, a Phase II Assessment was performed, and such Phase II Assessment concluded that no remediation or further action was required with respect to such Franchise Unit; USRP has no knowledge of any material and adverse environmental condition or circumstance or violation of applicable environmental laws affecting such Franchise Unit that was: (i) not disclosed in the related Phase I Assessment or Phase II Assessment or
         (ii) that was disclosed, but (A) remains uncured or unremediated, (B) for which monitoring efforts are ongoing or (C) is not insured under the Environmental Policy; except as set forth in the related Phase I Assessment or Phase II Assessment and to the best of USRP's knowledge, no Hazardous Substances are or have been (including the period prior to USRP's acquisition of such Franchise Unit) discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from each Franchise Unit other than in compliance with all Environmental Laws; to the best of USRP's knowledge other than as set forth in the related Phase I or Phase II Assessment or as set forth on
         Schedule 2.2(v), no notice of violation of such laws has been issued by any governmental agency or authority; and neither the related Record Owner nor USRP has taken any action which would cause the related Franchise Unit not to be in compliance with all federal, state and local laws pertaining to environmental hazards. For purposes of this Agreement, "Hazardous Substances" means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls ("PCBs") and

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         compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Franchise Unit is regulated by or prohibited by any federal, state or local authority; any substance that requires special handling; and any other material, substance or waste now or in the future defined as a "hazardous substance," "hazardous material," " hazardous waste," "toxic substance," "toxic pollutant," "contaminant," "pollutant" or other words of similar import within the meaning of any Environmental Law. For purposes of this Agreement, "Environmental Law" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies, consent decrees, consent or settlement agreements and other governmental directives or requirements, as well as common law, that apply to the Franchise Unit and relate to Hazardous Substances, including, without limitation, CERCLA and RCRA.

                  (w) As of the Closing Date, such Franchise Unit is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof (unless affirmatively covered under the Title Policy) which would materially and adversely affect the value, use or operation of such Franchise Unit.

                  (x) The Lease, together with applicable state law, contains customary and enforceable provisions such as to render the rights and remedies of the lessors thereof adequate for the practical realization against the related Franchise Unit of the principal benefits of the security intended to be provided thereby.

                  (y) With respect to each Lease:

                      (1) the Franchise Unit is not subject to any lease other
                  than a ground lease and/or the Lease and, subleases to related entities or franchisees; no person has any possessory interest in, or right to occupy, the Franchise Unit except under and pursuant to the Lease or such sublease; the Tenant (or sub-tenant) is in occupancy of the Franchise Unit; and, in the case of any sublease, the Tenant remains primarily liable on the Lease;

                      (2) the obligations of the Tenant, including, but not
                  limited to, the obligation to pay fixed and additional Rent, are not affected by reason of: any damage to or destruction of any portion of the Franchise Unit; any taking of the Franchise Unit or any part thereof by condemnation or otherwise; except with respect to certain abatement and termination rights in connection with casualty and condemnation occurrences which may be provided for under such Lease;

                      (3) neither the Record Owner nor USRP, as lessor under the
                  Lease, has any monetary obligations under the Lease which have not been satisfied;

                      (4) the Tenant has not been released, in whole or in part, from its obligations under the terms of the Lease;

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                      (5) except as set forth on Schedule 2.2(y)(5), every
                  obligation associated with managing, owning, developing and operating the Franchise Unit, including, but not limited to, the costs associated with utilities, taxes, insurance, ground rent, capital and structural improvements, maintenance and repairs is an obligation of the Tenant, other than certain state franchise taxes that are prohibited under state law from being passed through to a Tenant;

                      (6) except as set forth on Schedule 2.2(y)(6), and other
                  than obligations related to the initial construction of the Improvements which have been satisfied, and the obligation to rebuild the Improvements after a casualty (which obligation is limited by available insurance proceeds), the lessor does not have any nonmonetary obligations under the Lease and has made no representation or warranty under the Lease, the breach of which would result in the abatement of Rent, a right of setoff or termination of the Lease;

                      (7) there is no right of rescission, set-off, abatement
                  (except in the case of casualty or condemnation), diminution, defense or counterclaim to the Lease, nor will the operation of any of the terms of the Lease, or the exercise of any rights thereunder, render the Lease unenforceable, in whole or in part, or subject to any right of recission, set-off, abatement, diminution, defense or counterclaim, and no such right has been asserted;

                      (8) except as set forth in Schedule 2.2(y)(8), the Tenant
                  may not terminate the Lease for any reason prior to the Termination Date of the Lease, except (i) in the case of ground lease properties, if the ground lease terminates, (ii) in the event of a casualty or condemnation, in some cases,
                  (iii) the exercise of the Tenant Purchase Option, or (iv) the exercise of the Tenant's right of first refusal; and the Tenant's right to terminate is subject to the payment of all insurance proceeds or condemnation awards to the lessor;

                      (9) except as set forth in Schedule 2.2(y)(9), except for
                  assignments to (a) affiliates of the Tenant, (b) permitted franchisees, (c) assignees meeting the lessor's then current concept and credit standards and (d) certain other assignees where the Tenant remains liable under the Lease, the Tenant may not assign or sublease the Franchise Unit without the consent of the lessor, and in the event the Tenant assigns or sublets the Franchise Unit, the Tenant remains primarily obligated under the Lease;

                      (10) the Tenant has agreed to indemnify the lessor from
                  any claims of any nature relating to the Lease and the related Franchise Unit, including, without limitation, arising as a result of violations of Environmental Laws resulting from the Tenant's operation of the property;

                      (11) any obligation or liability imposed on the lessor by
                  any easement or reciprocal easement agreement is also an obligation of the Tenant under the Lease;

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                      (12) the Tenant is required to make rental payments as
                  directed by the lessor and its successors and assigns; and

                      (13) in the event the Indenture Trustee acquires title to
                  a Franchise Unit by foreclosure or otherwise, except in certain cases where the Tenant may exercise a right of first refusal, the Lease is freely assignable by the lessor and its successors and assigns to any person without the consent of the Tenant, and in the event the lessor's interest is so assigned, the Tenant will be obligated to recognize the assignee as lessor under such Lease, whether under the Lease or by operation of law.

                  (z) In connection with Leases with a guaranty:

                      (1) such guaranty, on its face, is unconditional,
                  irrevocable and absolute, and is a guaranty of payment and not merely of collection and contains no conditions to such payment, other than a notice and right to cure; the guaranty provides that it is the guaranty of both the performance and payment of the financial obligations of the Tenant under the Lease and does not provide for offset, counterclaim or defense; and

                      (2) such guaranty is binding on the successors and assigns of the guarantor and inures to the benefit of the lessor's successors and assigns.

                  (aa) The Record Owner has inspected or caused to be inspected such Franchise Unit within 6 months of origination of the Lease.

                  (bb) No fraudulent acts were committed by the Record Owner, USRP or any of their Affiliates during the origination process of such Lease and the origination, servicing and collection of such Lease is in all respects legal, proper and prudent in accordance with customary industry standards.

                  (cc) To the extent required under applicable law, each of the Record Owner and USRP was authorized to transact and do business in the jurisdiction in which such Franchise Unit is located at all times that the Record Owner or USRP was the lessor, except where such failure to qualify would not result in a Material Adverse Effect.

                  (dd) Such Franchise Unit (i) is located on or adjacent to a dedicated road, or has access to an irrevocable easement permitting ingress and egress, (ii) is served by public utilities, water and sewer (or septic facilities) and (iii) has parking as required under applicable law or is a legal non-conforming use.

                  (ee) Each Lease File contains a survey with respect to such Franchise Unit, which survey (i) was prepared by a duly licensed surveyor or registered engineer in the state in which said property is located and is signed and sealed by same, (ii) was deemed sufficient to replace the standard title survey exception with an exception referring specifically to such survey in the Title Policy, and (iii) is certified to USRP or the Record Owner.

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                  (ff) The information delivered by on or behalf of USRP to Banc of America or the Indenture Trustee is true and accurate in all material respects and does not omit any material fact necessary to make such information not misleading.

                  (gg) Except as set forth on Schedule 2.2(gg), and based on an estoppel letter obtained from the Tenant, with respect to each Franchise Unit operated by a franchisee, the term of the related franchise agreement is for a period equal to or longer than the initial Lease term and, the franchisee is in good standing under the terms of such franchise agreement.

                  (hh) No adverse selection was employed in selecting the Leases.

                  (ii) With respect to each Franchise Unit in which USRP has a ground leasehold or ground subleasehold interest:

                      (1) the ground lease or a memorandum thereof has been duly recorded, the ground lease (or a recorded estoppel letter) permits the interest of the lessee thereunder to be encumbered by the related Mortgage, and there has not been a material change in the terms of the ground lease since its recordation, with the exception of written instruments which are part of the Lease File;

                      (2) except as indicated in the related title insurance
                  policy or opinion of title, the ground lessee's interest in the ground lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related ground lessor's fee interest and those subject to non-disturbance rights;

                      (3) as of the Closing Date, the ground lease is in full
                  force and effect and no default has occurred under the ground lease and there is no existing condition which, but for the passage of time or the giving of notice, would result in a default under the terms of the ground lease;

                      (4) the ground lease or an estoppel letter executed by the ground lessor requires the lessor thereunder to give notice of any default by the lessee to the Indenture Trustee; or the ground lease or an estoppel letter received by the Indenture Trustee from the lessor provides that notice of termination given under the ground lease is not effective against the Indenture Trustee unless a copy of the notice has been delivered to the Indenture Trustee in the manner described in such ground lease;

                      (5) the Indenture Trustee is permitted a reasonable
                  opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease) to cure any default under the ground lease, which is curable after the receipt of notice of any default before the lessor thereunder may terminate the ground lease;

                      (6) the ground lease has a term which is at least as long
                  as the term of the related Lease;

                      (7) the ground lease or an estoppel letter executed by the ground lessor requires the ground lessor to enter into a substitute ground lease containing identical terms with the Indenture Trustee upon termination of the ground lease by the lessee for any reason, including, without limitation, rejection of the ground lease in a bankruptcy proceeding of the lessee;

                      (8) under the terms of the ground lease, any related
                  casualty insurance proceeds will be available for the repair or restoration of all or part of the related Franchise Unit; and

                      (9) either (i) the ground lease does not impose
                  restrictions on subletting or (ii) the ground lessor has consented to the existing lease with respect to the related Franchise Unit.

                  3. DEFECT, BREACH, CURE, SUBSTITUTION AND REPURCHASE. Effective upon the issuance of the Notes under the Indenture, USRP hereby agrees as follows:

                  (a) Within 90 days of being notified that, with respect to any Franchise Unit, Lease or Tenant, (x) any document constituting part of a Lease File has not been properly executed, is missing, contains information that does not conform in any respect with the corresponding information set forth in Schedule 1 hereto or does not appear to be regular on its face (each, a "Document Defect"), or (y) a breach of any representation or warranty relating to any Franchise Unit, Lease or Tenant set forth in this Agreement (a "Breach") has occurred, and that such Document Defect or Breach materially and adversely affects the value of, or interests of the Issuer in, such Franchise Unit or Lease (a "Defective Franchise Unit or Lease"), USRP shall (i) promptly cure such Document Defect or Breach in all material respects, (ii) repurchase such Defective Franchise Unit at the related Allocated Loan Amount by wire transfer of funds to the Payment Account or (iii) with the prior written consent of the Directing Noteholder which shall not be unreasonably withheld, substitute one or more Qualified Substitute Franchise Units for such Defective Franchise Unit, provided, that if
         (A) such Document Defect or Breach is capable of being cured but not within such 90-day period, (B) USRP has commenced during such 90_day period and is diligently proceeding with the cure of such Document Defect or Breach, and (C) USRP has delivered to the Issuer and the Indenture Trustee a certification executed on its behalf by one of its officers (1) setting forth the reason such Document Defect or Breach is not capable of being cured within such 90-day period and what actions USRP is pursuing in connection with the cure thereof, and (2) stating that USRP anticipates that such Document Defect or Breach will be cured within an additional period not to exceed 90 days, then USRP shall have an additional 90 days to complete such cure commencing on the 91st day from receipt by USRP of the notice referred to above. It is understood and agreed that the obligations of USRP set forth in this Section 3(a) to cure a Document Defect or Breach or to repurchase or substitute one or more Qualified Substitute Franchise Units for the related Defective Franchise Unit constitute the sole remedies available to any Person respecting such Document Defect or Breach.

                  "Qualified Substitute Franchise Unit" means a commercial real property with respect to which USRP or an affiliate of USRP owns the fee title to, or ground leasehold (or ground sub-leasehold) interests in, and which is approved by the Directing Noteholder in its reasonable discretion. With respect to any Defective Franchise Unit for which USRP substitutes one or more Qualified Substitute Franchise Units, USRP shall effect such substitution by deeding each Qualified Substitute Franchise Unit (or assigning the ground leasehold interest therein) to the Issuer and delivering to and depositing with the Indenture Trustee (i) the deed (or assignment of ground lease) and any other transfer documents transferring such Qualified Substitute Franchise Unit (or ground leasehold interest) to the Issuer and (ii) the Lease Files for such Qualified Substitute Franchise Units in accordance with Section 1 (b) above, together with an "as-built" ALTA survey for such Qualified Substitute Franchise Unit and opinions of counsel, all of which shall meet or exceed the customary commercial real estate legal and business standards applied to the Lease File for such Defective Franchise Unit as determined by the Directing Noteholder, and by furnishing to the Issuer and the Indenture Trustee an Opinion of Counsel to the effect that such substitution will not result in an imposition of entity level tax on the Issuer. No substitution of a Qualified Substitute Franchise Unit shall be made in any calendar month after the related Determination Date. The Rent due with respect to a Qualified Substitute Franchise Unit prior to the Determination Date in the month of substitution shall be retained by USRP, and the Issuer shall be entitled to the Rent due in respect of the related Defective Franchise Unit prior to such Determination Date. Thereafter, USRP shall be entitled to retain all amounts received in respect of such Defective Franchise Unit and the Issuer shall be entitled to all amounts received in respect of the Qualified Substitute Franchise Units. USRP shall be deemed to have made, as of the date of substitution, the representations and warranties set forth in
Section 2.2 above with respect to the Qualified Substitute Franchise Units.

                  For any month in which one or more Qualified Substitute Franchise Units are substituted for a Defective Franchise Unit, USRP will determine the amount, if any, by which the aggregate Allocated Loan Amounts (as determined by the Directing Noteholder in its reasonable discretion) of all such Qualified Substitute Franchise Units as of the date of substitution is less than the Allocated Loan Amount of such Defective Franchise Unit. USRP shall remit to the Indenture Trustee for deposit in the Payment Account the amount of such shortfall on the day of substitution, without any reimbursement therefor, and such remittance shall be accompanied by any other expenses as have been made or incurred with respect to such Defective Franchise Unit and have not been reimbursed. Promptly upon making such deposit, USRP shall give written notice of such deposit to the Property Manager, the Indenture Trustee and the Issuer, which notice shall be accompanied by an Officer's Certificate as to the calculation of such shortfall and expenses.

                  (b) In connection with any repurchase of, or substitution for, a Defective Franchise Unit by USRP, the Issuer shall execute and deliver to USRP, without recourse, such instruments of transfer or assignment in the forms presented by USRP as shall be necessary to vest in USRP, on a servicing-released basis (that is, such Defective Franchise Unit shall not be subject to any third-party management agreement after such repurchase or substitution), the legal and beneficial ownership of such Defective Franchise Unit (including any property acquired in respect thereof free and clear of the liens of the Indenture and the related Mortgage.

                  (c) In connection with any repurchase of, or substitution for, a Defective Franchise Unit by USRP, USRP shall provide a revised
         Schedule 1 hereto and a revised Schedule A to the Indenture Trustee and the Directing Noteholder.

                  4. CLOSING; CLOSING DOCUMENTS. The closing of the transfer and contribution of the Franchise Units and Leases contemplated by this Agreement shall take place on such day on or prior to the Closing Date (the "Effective Date") and at such place as may be agreed by USRP and the Issuer. USRP shall furnish such information, certificates, letters, opinions of counsel and other documents with respect to the transfer and contribution of the right, title and interest in and to the Franchise Units and Leases contemplated by this Agreement and the issuance of the Notes as the Issuer requests in order to perform any of the obligations or satisfy any of the conditions on its part to be performed or satisfied pursuant to the Purchase Agreement and the Indenture at or prior to the Closing Date.

                  5. COSTS. USRP shall pay all expenses that are incidental to the performance of the obligations of USRP under this Agreement and all expenses of the Issuer that are incidental to the issuance of the Notes.

                  6. NOTICES. All notices, requests and other communications hereunder to any party hereto shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given if delivered by courier or mailed by first class mail, postage prepaid, or if transmitted by telecopier and confirmed in a writing delivered or mailed as aforesaid, to such party, in the case of U.S. Restaurant Properties Operating L.P. at 12440 Inwood Road, Suite 300, Dallas Texas 75244 Attention: Asset Management Department, telecopier (972) 490-9119 telephone (972) 387-1487; in the case of USRP Funding 2001-A, L.P. at 12240 Inwood Road, Suite 300, Dallas, Texas 75244, Attention.: Asset Management Department, telecopier (972) 490-9119, telephone (972) 387-1487; and in the case of the Indenture Trustee as third party beneficiary, at 11000 Broken Land Parkway, Columbia, Maryland 21044-3562, Attention: Corporate Trust Services
(CMBS) - USRP 2000-1, telecopier (410) 884-2360 , telephone (410) 884-2000, or to such other address and telecopier number as may be designated by any such party in a written notice to each of other parties hereto.

                  7. SURVIVAL; ASSIGNMENT. The representations, warranties and agreements made by USRP in this Agreement shall survive the transfer and contribution contemplated hereby. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Issuer may assign its rights and obligations hereunder to the Indenture Trustee for the benefit of the Noteholders under the Indenture.

                  8. INDENTURE TRUSTEE AS THIRD PARTY BENEFICIARY. The Indenture Trustee for the benefit of the Noteholders shall be a third party beneficiary under this Agreement with the right to enforce the terms and conditions hereof as if it were a party. For the avoidance of doubt, the Indenture Trustee may enforce this Agreement without regard to whether an Event of Default or other default has occurred and is continuing under the Indenture. No person other than the parties hereto and the Indenture Trustee as third party beneficiary shall have any rights hereunder.

                  9. MISCELLANEOUS. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. The provisions of this Agreement shall be severable. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument.

                  10. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York.

                  11. COOPERATION. USRP agrees to cooperate with and assist the Issuer and the Directing Noteholder in all reasonable respects concerning the issuance and sale of securities secured by the Properties for the purpose of refinancing the Notes, including, without limitation, executing all agreements and certificates and making such representations, warranties, covenants and indemnities as may reasonably be requested by the Issuer and/or the Directing Noteholder or required by any rating agency or note insurer, including without limitations, restating as of the date of any such securitization the representations and warranties with respect to itself, the Record Owners, the Properties, the Leases as of the date of any such securitization and the Tenants as are set forth herein.

                  IN WITNESS WHEREOF, USRP and the Issuer have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                        U.S. RESTAURANT PROPERTIES L.P., a
                                        Delaware limited partnership

                                        By:   USRP Managing, Inc., a Delaware
                                              corporation, its general partner


                                        By:   /s/ FRED MARGOLIN
                                              ----------------------------------
                                              Name: Fred Margolin
                                              Title: President

                                        USRP FUNDING 2001-A, L.P., a Delaware
                                        limited partnership

                                        By:   USRP (SFGP), LLC, a Delaware
                                              limited liability company, its
                                              general partner


                                        By:   /s/ FRED MARGOLIN
                                              ----------------------------------
                                              Name: Fred Margolin
                                              Title: Manager